Exhibit 99.1

January 4, 2021

EOG Resources Promotes Ezra Yacob to President

HOUSTON – (PR Newswire) – EOG Resources, Inc. (EOG) today announced that its Board of Directors has promoted Ezra Y. Yacob to President of EOG effective immediately. Since December 2017, Yacob has held the position of Executive Vice President, Exploration and Production responsible for EOG’s Fort Worth, Artesia and International operating areas.

“Ezra Yacob has consistently demonstrated exceptional technical, operational and leadership skills throughout his career at EOG,” said William R. “Bill” Thomas, Chairman and Chief Executive Officer. “He has become a trusted advisor, and his strategic vision, financial acumen and sound judgment will be valuable attributes in his new role as president of the company. Ezra also exemplifies EOG’s outstanding culture. He is a genuine serving leader, and a champion of EOG’s unique decentralized business model and bottom-up driven value creation.”

Ezra joined EOG in 2005 and has held positions of increasing responsibility across multiple operating offices. Prior to joining the headquarters executive management team in December 2017, Ezra served as Vice President and General Manager of the company’s Midland operations. In Midland, Ezra was instrumental in driving the success of the Delaware Basin, which is now one of EOG’s premier assets. In his headquarters role, Ezra has been in the forefront of creating a robust portfolio of organic exploration opportunities to extend EOG’s historic success.

Before joining EOG, Ezra worked for the Minerals Division at the United States Geological Survey. Ezra has a Bachelor of Science degree in Geology from the University of Puget Sound, a Master of Science degree in Geology from the Colorado School of Mines and a Master of Business Administration degree from The University of Texas at Tyler.

About EOG

EOG Resources, Inc. (NYSE: EOG) is one of the largest crude oil and natural gas exploration and production companies in the United States with proved reserves in the United States, Trinidad, and China. To learn more visit www.eogresources.com.

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